[Form 24F-2 Opinion]
                                                               February 25, 1997



Trustees of Elfun Tax-Exempt Income Fund
3003 Summer Street
Stamford, Connecticut 06905

Gentlemen:

     I have examined the Fund Agreement, as amended to date, of Elfun Tax-Exempt Income Fund (the "Fund"), a specimen of the Fund's Statement of Account issued to Unitholders in respect of the units the registration of which was made definite in number by Form 24f-2 for Elfun Tax-Exempt Income Fund, dated February 25, 1997 (the "Form"), being filed with the Securities and Exchange Commission (such units, the "Units"). I am of the opinion that the Units were legally issued and are fully paid and non-assessable.

     I consent to the use of this opinion in connection with the Notification and to the filing of a copy of this opinion with the Form.

                                                     Very truly yours,



                                                     Matthew J. Simpson
                                                     Vice President and
                                                     Associate General Counsel